EXHIBIT 10.5

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made and entered into as of April 4, 2005 (the “Effective Date”), by and among Ronald Brandt (“Executive”), Chiral Quest, Inc., a Minnesota corporation (“Company”), and VioQuest Pharmaceuticals, Inc., a Minnesota corporation (“Parent”).

RECITALS

A.    Executive is a member of the Board of Directors of Parent and is employed by Company as its President and Chief Executive Officer and serves as an officer and member of the Board of Directors of certain subsidiaries of Parent.

B.    The parties have determined to mutually agree regarding the terms and conditions of Executive’s separation from Company and Parent.

NOW, THEREFORE, in consideration of the foregoing, and the terms and conditions set forth below, the parties agree as follows.

AGREEMENT

1.    Separation from Company. Executive agrees to, and hereby does, resign as President and Chief Executive Officer of the Company, effective as of 11:59 p.m. (Eastern Time) on April 4, 2005 (the “Separation Date”). Executive agrees to, and hereby does, resign from the Board of Directors of the Company and Parent and from all directorships and officer positions in all subsidiaries of the Company, Parent and all other companies or entities where he is serving as a representative of either the Company or Parent, effective as of the Effective Date. The parties acknowledge that Executive’s separation from Company and Parent is the result of an agreement to separate on mutually agreeable terms. Except as expressly provided herein, the Employment Agreement between Executive and Company dated June 17, 2004 (the “Employment Agreement”), is terminated by mutual agreement of the parties as of the Effective Date and, except as otherwise set forth in this Agreement, has no further force or effect.

2.    Benefits and Payments. Company will extend to Executive the following consideration:

(a)    Payments. Provided that Executive does not exercise any of his rights to revoke his release of discrimination claims pursuant to Section 9 hereof and otherwise complies with his obligations hereunder, Company agrees that as separation pay it will pay to Executive an aggregate cash payment equal to $105,000 (the “Separation Payment”). The Separation Payment shall be paid in installments over a six month period in accordance with the Company’s normal payroll practices commencing on the first Company payday following the expiration of Executive’s right to revoke the release provided in Section 9 of this Agreement. The parties understand that, in accordance with the terms of the Employment Agreement, the Company, following Executive’s termination of employment in certain circumstances, may off-set any severance obligation that would be owing to Executive by actual amounts earned by Executive from other employment during the 6-month period following such termination. Notwithstanding any such provision in the Employment Agreement, Company hereby waives any right it would otherwise have under the Employment Agreement to reduce the amount of the Separation Payment. Executive understands that the Separation Payment is subject to applicable federal and state income tax and FICA withholding.

(b)    No Other Remuneration. Except as otherwise provided in this Agreement, Executive agrees that he is not entitled to any remuneration from Company, except as provided in this Agreement. This includes back pay, sick pay, vacation pay, bonuses, health, life and disability insurance benefits or any other compensation.

(c)    COBRA Insurance Coverage. In addition to such payment, Company and Parent will, for a period of six (6) months following the Separation Date, continue to provide Executive with health insurance coverage in the same manner as currently provided by Company or Parent to Executive. If Executive elects any insurance coverage under COBRA beyond such 6-month period, then Executive shall be responsible for all amounts due for such insurance coverage under COBRA.

(d)    Stock Options. Executive agrees that all stock options previously granted to him by Parent shall terminate or expire in accordance with their respective terms as of the Separation Date.

(e)    Out-of-Pocket Expenses. Executive shall submit to Company, by no later than April 10, 2005, all claims for reimbursement of out-of-pocket expenses incurred by Executive through the Separation Date in the course of his employment by Company, including all appropriate receipts or other documentation evidencing such expenses. Company will promptly reimburse Executive for such expenses; provided, that Company shall have no obligation to reimburse Executive for any such expenses for which Executive has not submitted a reimbursement claim by April 10, 2005, except that Company shall reimburse Executive for one airline ticket in the amount invoiced by Executive. Following the Separation Date, Executive shall have no right to incur, nor be reimbursed for, any out-of-pocket expense.

3.    Non-Disparagement. Executive will not disparage Company, Parent, their respective affiliated businesses, or their respective officers, board members, or employees, and Company and Parent will not disparage Executive. In response to any request from a prospective employer for information relating to Executive, Company and Parent will confirm, in writing if requested, Executive’s former title(s), length of employment and ending salary and related compensation terms. It is otherwise the Company’s and Parent’s policy to refrain from providing any reference information to prospective employers.

4.    Employment Agreement. Sections 5 and 6 of the Employment Agreement shall continue to have full force and effect; provided, however, that notwithstanding anything to the contrary contained in the Employment Agreement, the provisions of paragraph (a) of Section 6 of the Employment Agreement (concerning competition by Executive) shall (x) survive only for a period a six months from the Separation Date. and (y) shall be amended to delete the second-to-last sentence and replace it with the following second-to-last sentence.

For purposes of this Agreement, the Company shall be deemed to be actively engaged in the business of chiral catalytic chemistry, including the development, application, and manufacturing of catalysts used to develop and manufacture chiral molecules, intermediates, and building blocks and providing consulting services in connection therewith, and in the future, in any other business in which the Company devotes substantive resources to study, develop or pursue during the Restricted Period of which business Executive was aware during the course of his employment.

The Employment Agreement, in every other respect, is hereby terminated.

5.    Records, Documents and Property. Executive has returned or will return to Company within 3 days hereafter all of Company’s and Parent’s property (including without limitation computers), records (including without limitation computer disks and computer files) correspondence, and documents in Executive’s possession or in Executive’s control. Company has returned or will return within 3 days hereafter all personal effects and possessions of Executive in Company’s possession, and will make reasonable efforts to provide copies of Executive’s personal data or documents in the Company’s information systems as requested by Executive.

6.    Non-Admission. Nothing in this Agreement is intended to be, nor will be deemed to be, an admission of liability by Company, Parent or Executive that they have violated any state or federal statute, local ordinance, or principal of common law, or that Company, Parent or Executive has engaged in any wrongdoing.

7.    Release.

In consideration of the payments and other benefits of this Agreement, Executive hereby fully and finally releases, waives, and otherwise relinquishes any and all claims that he has or believes he has against Company or Parent through the date of this Agreement. Executive will not bring any lawsuits or make any other demands against Company or Parent, except as necessary to enforce this Agreement or any stock option agreement between Parent and Executive that survives Executive’s separation from the Company and Parent. The payments and other benefits that Executive will receive under this Agreement is full and fair consideration for the release of such claims. Neither Company nor Parent owes Executive anything other than what is set forth in this Agreement except that Executive is entitled to indemnification and defense of any claims made against him as allowable by law and consistent with Parent’s and Company’s By-laws that arise out of the period of his employment. The payments and other benefits that Executive will receive hereunder constitute consideration in excess of that to which he is entitled.

For purposes of this section 7, “Company” means Chiral Quest, Inc., a Minnesota corporation, Parent and any subsidiary or any other company related to either the Company or Parent in the past or present, and each of them; and past or present officers, directors, agents and employees of Company and Parent and any other person who acted on behalf of Company or Parent or on instructions from Company or Parent.

The claims that Executive is releasing, waiving, and otherwise relinquishing hereunder include all of the rights he has now to any relief of any kind from Company, including but not limited to, claims for breach of contract; breach of fiduciary duty; fraud or misrepresentation; rights and claims for age discrimination under the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), or any other federal, state, or local civil rights laws; defamation; infliction of emotional distress; unlawful or wrongful termination of employment; and any other claims for unlawful employment practices.

In consideration of the benefits of this Agreement, Company hereby agrees that it will not bring any lawsuits or press any claims or make any other demands against Executive, and otherwise relinquishes and waives any and all claims against Executive that are known to the executive officers of Company through the date of this Agreement; provided, however, notwithstanding the foregoing, that Company may bring lawsuits or press claims against Executive (a) as necessary to enforce this Agreement or Sections 5 and 6 of the Employment Agreement and (b) nothing herein shall be deemed to release Executive for claims by Company against Executive for contribution and/or indemnification of any action or claim brought by any third party person arising out of Employee’s acts or omissions while employed by Company.

8.    Rights Concerning Release. Company hereby advises Executive to consult with an attorney prior to signing this Agreement containing a waiver of claims under the ADEA.

Executive acknowledges that he has had more than twenty-one (21) days to consider his waiver of rights and claims of age discrimination under the ADEA. Executive understands that, upon signing this Agreement, he may revoke his waiver of age discrimination rights and claims under the ADEA within seven (7) days thereafter, and his waiver of age discrimination rights and claims under the ADEA will not be effective or enforceable until this seven-day period has expired.

Executive understands that if he revokes his waiver as set forth in this Paragraph 8, Company’s obligations hereunder will cease.

9.    Entire Agreement. This Agreement and the employee benefits plans in which Executive may be a participant, constitute the entire Agreement between the parties with respect to the termination of Executive’s employment relationship with Company and Parent, and the parties agree that there were no other inducements or representations leading to the negotiation, drafting, and execution of this Agreement.

10.    Invalidity. In case any one or more of the provisions of this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired.

11.    Voluntary and Knowing Action. Executive, Company and Parent acknowledge that they have read and understand this Agreement and voluntarily enter into this Agreement.

12.    Heirs and Successors. This Agreement shall inure to the benefit of and shall bind the parties, their heirs, successors, representatives, and assigns.

13.    Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the state of New Jersey. Each of the parties to this Agreement hereby waives their respective rights to a trial by jury.

14.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

16.    Notices/Communications. Any notice, request, demand, or communication permitted, required or given relating to this Agreement either by Company to Executive or by Executive to Company shall be in writing and, unless otherwise required under the terms of a separate agreement or law or regulation shall be deemed to have been given by either party to the other when the party by whom such notice or communication is given deposits such notice or communication in the U.S. Postal Service mail, postage prepaid, certified mail, return receipt requested, properly addressed to the party to whom it is directed. Either party may, by notice sent in like manner, designate a different address for notices and communications.

If Sent to Company:

Daniel Greenleaf
VioQuest Pharmaceuticals, Inc.
7 Deer Park Drive, Suite E
Monmouth Junction, NY 08852

with a copy to:

Maslon Edelman Borman & Brand, LLP
90 South 7th Street, Suite 3300
Minneapolis, MN 55402
Attn: William M. Mower, Esq.
If Sent to Executive: Ronald Brandt 10 Lord William Penn Drive Morristown, NJ 07960 with a copy to: Jon Green, Esq. Green & Savits 35 Airport Road, Suite 350 Morristown, NJ 07960

Signature page follows.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on the day and year written below.

Chiral Quest, Inc.

Dated: June 14, 2005	By:	/s/ Brian Lenz
Brian Lenz
Chief Financial Officer

VioQuest Pharmaceuticals, Inc.

Dated: June 14, 2005	By:	/s/ Daniel Greenleaf
Daniel Greenleaf
President & Chief Executive Officer

Executive:

Dated: May 27, 2005		/s/ Ronald Brandt
Ronald Brandt